Exhibit 2.3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), is made and entered into as of December 20, 2012, by and between, Elan Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Prothena Biosciences Inc, a Delaware corporation (“Buyer”).

WHEREAS, Elan Corporation, plc, an Irish public limited company (“Elan”) ,and Prothena Corporation plc, an Irish public limited company (“Prothena”), have entered into a Demerger Agreement, dated November 8, 2012 (the “Demerger Agreement”), for the purpose of accomplishing the separation of the Prothena Business (as that term is defined therein) into a separate, independent company through a demerger under Irish law (the “Demerger”);

WHEREAS, in connection with the Demerger and as part of the Pre-Demerger Restructuring (as defined in the Demerger Agreement), Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, all of Seller’s right, title and interest in the Purchased Assets (as defined below) and the Assumed Liabilities (as defined below), subject to the terms and conditions set forth herein; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings given to them in the Demerger Agreement.

NOW, THEREFORE, subject to the Demerger Agreement and in consideration of the mutual agreements set forth herein and the payment by Buyer of the Purchase Price and the assumption by Buyer of the Assumed Liabilities, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1. Purchase. Prior to the Demerger and otherwise in accordance with and subject to the terms of the Demerger Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in (i) the assets set forth on Exhibit A and (ii) the working capital item balances, as of the date immediately prior to the date of consummation of the Demerger, set forth on Exhibit B attached hereto (collectively, the “Purchased Assets”).

2. Assumption of Liabilities. Prior to the Demerger and otherwise in accordance with and subject to the terms of the Demerger Agreement, Buyer shall assume and agree to pay, perform and discharge the liabilities and obligations relating to or associated with the Purchased Assets (collectively, the “Assumed Liabilities”).

3. Consideration. The consideration for the Purchased Assets shall be a cash payment of $3,000,000 (the “Purchase Price”), plus the assumption of the Assumed Liabilities.

4. The Demerger Agreement. This Agreement is subject in all respects to the terms and conditions of the Demerger Agreement. Nothing contained in this Agreement shall be deemed to supersede any of the covenants, agreements, representations or warranties of Elan, Seller, Prothena, or Buyer contained in the Demerger Agreement. In the event of a conflict between this Agreement and the Demerger Agreement, the terms of the Demerger Agreement shall control.

5. Benefit. This Agreement is intended solely to benefit the parties and their respective successors and assigns and shall not create any rights in or liabilities to any other parties or expand any rights in or liabilities to any other parties.

6. Governing Law; Waiver of Jury Trial. This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction. The parties hereby expressly waive the right to a trial by jury in any action or proceeding brought by or against any of them relating to this agreement or the transactions contemplated hereby.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

ELAN PHARMACEUTICALS, INC.

By:	/s/ Alan Campion
Name: Alan Campion
Title: Treasurer and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

PROTHENA BIOSCIENCES INC

By:	/s/ John L. Donahue
Name: John L. Donahue
Title: Assistant Secretary

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